EXHIBIT 107

Filing Fee Table

S-1

(Form Type)

BRILLIANCE GROUP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value US$0.0001 per share(1)	Rule 457(o)	2,760,000	$5.00	$13,800,000	0.0001102	$1,520.76

	Equity	Underwriter’s Warrants(2)(4)	Rule 457(g)	-	-	-	-	-

	Equity	Common Stock underlying Underwriter Warrants(2)	Rule 457(g)	216,000	$6.25	$1,350,000	0.0001102	$148.77

Fees Previously Paid

	Total Offering Amounts							$1,669.53
	Total Fees Previously Paid							-
	Net Fee Due							$1,669.53

(1)

The registration fee for securities is based on an estimate of the proposed maximum offering price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the shares that the underwriter shave the option to purchase to cover over-allotments, if any.

(2)

We have agreed to grant to the Underwriter a warrant covering a number of shares of common stock equal to 9% of the shares of common stock sold by the Underwriter in this public offering (the “Underwriter Warrant”). The Underwriter Warrant will be exercisable, commencing on the date of issuance and until the fifth anniversary of the commencement of sales of this offering. The Underwriter Warrant will be exercisable at a price equal to 125% of the initial public offering price. We have registered the Underwriter Warrant and the shares underlying the Underwriter Warrant in this offering.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.